                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                CKS Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

--------------------------------------------------------------------------------
    (Name of person(s) filing proxy statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(7), 14a-16(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction
          applies:                               N/A

     (2)  Aggregate number of securities to which transaction applies:     N/A

     (3)  Per unit price or other underlying value of transaction computed
          pursuant to Exchange Act Rule 0-11:                 N/A

     (4)  Proposed maximum aggregate value of transaction:           N/A

     (5)  Total fee paid:                           N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:                       N/A

     (2)  Form, Schedule or Registration Statement No.:            N/A

     (3)  Filing Party:                            N/A

     (4)  Date Filed:                             N/A

                                CKS GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 23, 1997

TO THE STOCKHOLDERS OF CKS GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CKS Group, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, April 23, 1997 at 10:00 a.m., local time, at the Palo Alto Holiday Inn Hotel, 625 El Camino Real, Palo Alto, California (phone no. (415) 328-2800), for the following purposes:

          1. To elect one Class I director to serve for a two-year term and until his successor is duly elected and qualified, and to elect two Class II directors to serve for three-year terms and until their successors are duly elected and qualified.

          2. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending November 30, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on February 26, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously return your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          CARLTON H. BAAB
                                          Executive Vice President,
                                          Chief Financial Officer and Secretary
Cupertino, California
March 4, 1997

                                CKS GROUP, INC.
                              10441 BANDLEY DRIVE
                          CUPERTINO, CALIFORNIA 95014

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of CKS Group, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 23, 1997 at 10:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Palo Alto Holiday Inn Hotel, 625 El Camino Real, Palo Alto, California (phone no. (415) 328-2800).

     These proxy solicitation materials will be mailed on or about March 19, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record at the close of business on February 26, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

     On January 31, 1997, 14,114,653 shares of the Company's Common Stock, $0.01 par value, were issued and outstanding. The only persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock as of the Record Date were The Interpublic Group of Companies, Inc. ("IPG"), William T. Cleary, Mark D. Kvamme, Thomas K. Suiter, Jennison Associates Capital Corp. and Waddell & Reed, Inc. See "ELECTION OF DIRECTORS -- Security Ownership."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     The cost of this solicitation will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners in accordance with applicable regulations. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, electronic mail or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. However, because directors are elected by a plurality vote, abstentions in the election of directors have no import once a quorum exists. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. This Proxy Statement and form of proxy will first be sent or given to stockholders on or about March 19, 1997, together with the Notice of Annual Meeting of Stockholders and the Company's 1996 Annual Report to Stockholders.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company no later than December 12, 1997 in order to be considered for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

     The Company's Board of Directors currently consists of six persons, divided into three classes serving staggered terms of office. Currently there are two directors in each of Class I, Class II and Class III. One Class I director and two Class II directors are to be elected at the Annual Meeting. The Class I director elected at the Annual Meeting will serve for a two-year term, or until his successor has been duly elected and qualified, and the Class II directors elected at the Annual Meeting will serve for three-year terms, or until their successors have been duly elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees: Michael B. Slade as a Class I director, and Alexandre Balkanski and Barry R. Linsky as Class II directors.

     Alexandre Balkanski has been a member of the Company's Board of Directors since March 1995. Dr. Balkanski is the President and CEO of C-Cube Microsystems, Inc. ("C-Cube"), a publicly held company specializing in digital video compression solutions, which he co-founded in July 1988. Dr. Balkanski was named Senior Vice President of C-Cube in August 1989, served as its Vice President of Worldwide Sales and Marketing from February 1994 to June 1995, and served as its Executive Vice President and Chief Operating Officer from February 1994 to June 1995. Dr. Balkanski currently serves on the board of directors of both C-Cube and Sierra Semiconductor Corporation. Dr. Balkanski holds graduate degrees from Harvard University in Physics, Economics and Business, as well as a B.A. in Physics from Harvard College.

     Barry R. Linsky has been a member of the Company's Board of Directors since January 1995. Mr. Linsky has served as Senior Vice President, Planning and Business Development of The Interpublic Group of Companies, Inc. ("IPG") since December 1990. Prior to joining IPG at the parent company level, Mr. Linsky was Executive Vice President, Account Service, of Lowe & Partners (formerly The Marschalk Company, a subsidiary of IPG), from 1980 until 1990. From 1972 to 1980, Mr. Linsky held various positions at The Marschalk Company, including Senior Vice President and Director of the agency's New Products Group and positions in account management. Previously, Mr. Linsky had worked in consumer marketing for Lever Brothers Co., Bristol-Myers Company and Squibb Beech-Nut, Inc. He holds a B.A. in Liberal Arts from Dartmouth College and an M.B.A. from the Amos Tuck School of Business.

     Michael B. Slade has been a member of the Company's Board of Directors since June 1996. Mr. Slade has served as President and Chief Executive Officer of Starwave Corp., a developer of multimedia information services for the Internet, since February 1993. Prior to joining Starwave, Mr. Slade was Vice President of Special Projects at Asymetrix, a multimedia software developer, from October 1992 to February 1993. From May 1991 to October 1992, Mr. Slade served as Vice President of Marketing at NeXT Computer, Inc., a developer of object-oriented software. Mr. Slade holds a B.A. in Economics from Colorado College and an M.B.A. from Stanford University.

     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

     During fiscal 1996, the Board of Directors held seven meetings. The standard committees of the Board of Directors include an Audit Committee and a Compensation Committee. There is no nominating committee.

     The Audit Committee held one meeting in fiscal 1996. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

     The Compensation Committee held two meetings in fiscal 1996. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel.

     During fiscal 1996 (or such portion of fiscal 1996 during which a director served as a member of the Board of Directors), no director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPANY'S NOMINEES FOR DIRECTORS.

VOTE REQUIRED

     The nominee for Class I director and the two nominees for Class II director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock of the Company as of January 31, 1997, (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director,
(iii) the executive officers of the Company named in the Summary

Compensation Table below (the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                                                      SHARES OF CKS COMMON STOCK
                                                                        BENEFICIALLY OWNED(1)
                                                                    ------------------------------
                     NAME OF BENEFICIAL OWNER                         NUMBER      PERCENT OF TOTAL
------------------------------------------------------------------  ----------    ----------------
The Interpublic Group of Companies, Inc.(2).......................   2,472,765          17.5%
  1271 Avenue of the Americas
  New York, NY 10020
Jennison Associates Capital Corp.(3)..............................   1,369,300           9.7%
  466 Lexington Avenue
  New York, NY 10017
Waddell & Reed, Inc.(4)...........................................     855,950           6.1%
  6300 Lamar
  Shawnee Mission, KS 66201
Mark D. Kvamme(5).................................................   1,789,293          12.7%
  10441 Bandley Drive
  Cupertino, CA 95014
Thomas K. Suiter(6)...............................................   1,412,103          10.0%
  10441 Bandley Drive
  Cupertino, CA 95014
William T. Cleary.................................................   1,006,161           7.1%
  10441 Bandley Drive
  Cupertino, CA 95014
Carlton H. Baab(7)................................................      67,395            *
Pierre R. Lamond(8)...............................................     285,728            *
Alexandre Balkanski(9)............................................       9,582           2.0%
Barry R. Linsky(10)...............................................       3,750            *
Michael B. Slade..................................................       1,000            *
All Executive Officers and Directors as a Group (8
  persons)(7)(8)(9)(10)...........................................   3,571,444          25.3%

---------------
  * Less than 1%.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Includes 259,470 shares held by each of Ammirati & Puris/Lintas, Inc. ("Ammirati") and Scali, McCabe, Sloves, Inc. ("Scali"). Ammirati and Scali are wholly-owned subsidiaries of IPG. Also includes 2,500 shares held by each of Mr. Barry R. Linsky, who is a director of the Company and an officer of IPG, and Mr. Richard Villante, who is an officer of IPG. Also includes options to purchase 1,250 shares exercisable within 60 days of the Record Date held by Mr. Linsky.

 (3) Based on information provided by Jennison Associates Capital Corp. All such shares are beneficially owned by Prudential Insurance Company of America, 751 Broad Street, Newark, New Jersey 07102-3777.

 (4) Based on information provided by Waddell & Reed, Inc.

 (5) Includes 159,888 shares held by trusts for the benefit of Mr. Kvamme's children.

 (6) Includes 200,000 shares held by trusts for the benefit of Mr. Suiter's children.

 (7) Includes options to purchase 16,666 shares exercisable within 60 days of the Record Date.

 (8) Includes 275,478 shares held by the Pierre R. and Christine E. Lamond Trust dated 11/22/85. Includes options to purchase 1,250 shares exercisable within 60 days of the Record Date. Also includes 9,000 shares held by David Lamond, Pierre R. Lamond's son, as to which Pierre R. Lamond disclaims beneficial ownership.

 (9) Consists of options to purchase 9,582 shares exercisable within 60 days of the Record Date.

(10) Does not include 2,466,515 shares held by IPG and its subsidiaries, of which Mr. Linsky is Senior Vice President, Planning and Business Development. Includes options to purchase 1,250 shares exercisable within 60 days of the Record Date.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended November 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were satisfied.

DIRECTORS' COMPENSATION; DIRECTORS' OPTION PLAN

     Directors who are not employees of the Company receive compensation for their services as directors at a rate of $1,000 per year and $2,500 per Board meeting attended. Nonemployee directors also are eligible to participate in the 1995 Directors' Option Plan (the "Directors' Option Plan").

     The Directors' Option Plan was adopted by the Board of Directors in October 1995. A total of 100,000 shares of Common Stock has been reserved for issuance under the Directors' Option Plan. The Directors' Option Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Option Plan is designed to work automatically, without administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

     The Directors' Option Plan provides that each nonemployee director shall be granted an option to purchase 20,000 shares of Common Stock (the "First Option") on the date upon which the optionee first becomes a director of the Company. Thereafter, each nonemployee director will be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") each year following announcement of the Company's operating results for the previous fiscal year.

     The Directors' Option Plan sets neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does stipulate the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Option Plan provides that each Option shall become exercisable as to 25% of the shares subject to such Option on the anniversary of the date of grant of such Option. Each Option will become exercisable in full on the fourth anniversary of its date of grant. The exercise price of all Options granted under the Directors' Option Plan will be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the Option. Options granted under the Directors' Option Plan have a term of 10 years.

     In the event of a merger of the Company with or into another corporation or a sale of substantially all of the company's assets, each option would be assumed or an equivalent option substituted by the successor corporation. The Directors' Option Plan will terminate in October 2005. The board of Directors may amend or terminate the Directors' Option Plan, provided, however, that no such action may adversely affect any outstanding option and provided further that the provisions affecting the grant and terms of options may not be amended more than once during any six-month period. As of the date of this Prospectus, no options have been granted under the Directors' Option Plan. Executive officers of the Company are not eligible to participate in the Directors' Option Plan.

     In January 1996, directors Pierre R. Lamond, Alexandre Balkanski and Barry
R. Linsky each received a Subsequent Option to purchase 5,000 shares of Common Stock. Upon joining the Board in June 1996, Michael B. Slade received a First Option to purchase 20,000 shares of Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company for services rendered during the fiscal year 1996 by the Chief Executive Officer of the Company and each of the three additional executive officers of the Company whose total compensation in fiscal 1996 equaled or exceeded $100,000 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                             -----------------------------------------
                                                                          OTHER ANNUAL    ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR    SALARY      BONUS    COMPENSATION   COMPENSATION
-------------------------------------------  -----  ---------  ---------  ------------   ------------
Mark D. Kvamme.............................   1996  $ 187,917  $ 159,922     $3,344(1)     $     --
  Chief Executive Officer                     1995    165,000    116,370      3,236(1)        1,268(2)
                                              1994    161,188     60,750        430(1)        3,382(2)
Carlton H. Baab............................   1996    173,751    121,607      3,614(1)        2,665(2)
  Executive Vice President,                   1995    137,600     75,774      7,464(1)        2,665(2)
  Chief Financial Officer and Secretary       1994     66,857      7,500        143(1)        1,333(2)
Thomas K. Suiter...........................   1996    183,334    143,983      2,668(1)      107,000(3)
  President, CKS Partners                     1995    165,000     74,517      2,668(1)           --
                                              1994    164,104     60,750        896(1)           --
William T. Cleary..........................   1996    177,916     58,979      3,216(1)           --
  Former Chief Marketing Officer              1995    165,000     54,390      3,216(1)        1,777(2)
                                              1994    161,554     60,750      1,316(1)        2,030(2)

---------------
(1) Consisted of automobile allowance and life insurance premiums paid by the Company.

(2) Consisted of forgiveness of interest due on loans payable to the Company.

(3) Consisted of a gift of an original artwork from the Company.

                          OPTION GRANTS IN FISCAL 1996

     The following table sets forth information as to the option granted to Carlton H. Baab in the fiscal year ended November 30, 1996. No other options were granted in fiscal 1996 to any Named Executive Officer.

                                                                                 POTENTIAL REALIZABLE
                         NUMBER OF                                                 VALUE AT ASSUMED
                         SECURITIES     % OF TOTAL                                   ANNUAL RATES
                         UNDERLYING       OPTIONS       EXERCISE                OF STOCK APPRECIATION
                          OPTIONS       GRANTED TO     PRICE PER                  FOR OPTION TERM(5)
                          GRANTED      EMPLOYEES IN      SHARE     EXPIRATION   ----------------------
         NAME              (#)(1)     FISCAL YEAR(2)     ($)(3)      DATE(4)       5%          10%
-----------------------  ----------   ---------------  ----------  -----------  ---------  -----------
Carlton H. Baab........    40,000          4.3%          $20.00    05/08/2006   $503,116   $1,274,994

---------------
(1) This option to purchase shares of Common Stock was granted under the 1995 Stock Plan and provides for vesting as to 25% of the underlying Common Stock one year after the date of grant, then ratably over 36 months thereafter.

(2) Options to purchase an aggregate of 934,700 shares of Common Stock of the Company were granted to employees during the fiscal year ended November 30, 1996.

(3) Options were granted at an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant, as determined by the closing price of the Common Stock on the Nasdaq National Market on the date of grant. The original exercise price of the option was $32.00. The option was repriced in November, 1996.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or upon an acquisition of the Company.

(5) This column shows the hypothetical gains or option spreads for the option granted based on assumed annual compound stock appreciation rats of 5% and 10% over the full ten-year term of the option. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the company's estimate or projection of future Common Stock prices.

   AGGREGATE STOCK OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table sets forth, information concerning the value of options held at November 30, 1996 for Carlton H. Baab, the only Named Executive Officer holding options to purchase shares of the Company's capital stock.

            AGGREGATE OPTION EXERCISE IN FISCAL 1996 AND FISCAL 1996
                             YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                                                   UNDERLYING               VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                               NOVEMBER 30, 1996            NOVEMBER 30, 1996(1)
                                          ----------------------------  ----------------------------
                  NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  ------------  --------------  ------------  --------------
Carlton H. Baab.........................     15,000         65,000        $296,250       $523,750

---------------

(1) Calculated by determining the difference between the closing price of the Company's Common Stock on the Nasdaq National Market on November 29, 1996 ($20.75) and the weighted-average exercise price of the options.

     The following table summarizes information regarding the only stock option granted to an executive officer of the Company that has been repriced during the past ten fiscal years:

                                      NUMBER OF      MARKET
                                      SECURITIES    PRICE OF    EXERCISE                  LENGTH OF
                                      UNDERLYING    STOCK AT    PRICE AT               ORIGINAL OPTION
                                       OPTIONS      TIME OF     TIME OF       NEW      TERM REMAINING
                         REPRICING     REPRICED    REPRICING   REPRICING    EXERCISE     AT DATE OF
         NAME               DATE         (#)          ($)         ($)       PRICE($)      REPRICING
-----------------------  ----------  ------------  ----------  ----------  ----------  ---------------
                          11/18/96      40,000       $20.00      $32.00      $20.00      9 yrs., 172
Carlton H. Baab........                                                                     days
  Executive Vice
     President, Chief
     Financial Officer
     and Secretary

BENEFIT PLANS

  1995 Stock Plan

     The 1995 Stock Plan of the Company (the "Stock Plan") provides for the grant of stock options and stock purchase rights to employees, officers and consultants of the Company and its subsidiaries. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options not intended to qualify as incentive stock options and rights to purchase restricted stock. Incentive stock options granted under the Stock Plan must be granted by September 2005. As of January 31, 1997, options to purchase 1,195,700 shares of Common Stock were outstanding under to the Stock Plan and options to purchase 1,404,300 shares of Common Stock were available for future grant under the Stock Plan. The Stock Plan was approved by the Board of Directors in October 1995 and approved by the stockholders of Company in November 1995. An amendment to the Stock Plan increasing the number of shares of Common Stock available for issuance thereunder by 1,600,000 shares was approved by the Board of Directors in October 1996 and by the Company's stockholders in December 1996.

     The Stock Plan is administered by the Board of Directors or a committee thereof. Subject to the provisions of the Stock Plan, the Board of Directors or a committee thereof has the authority to select the persons to whom awards are granted and determine the terms of each award, including (i) the number of shares of Common Stock covered by the award, (ii) when the award becomes exercisable, (iii) the exercise price of the award and (iv) the duration of the option (which may not exceed ten years). Generally options vest over four years and must be exercised within 10 years. All options are nontransferable other than by will or the laws of descent and distribution.

     The Stock Plan provides that, in the event of a merger of the Company with or into another corporation, the sale of more than fifty persons (50%) of the Company's voting stock, a sale of substantially all of the Company's assets or a liquidation or dissolution of the Company ("Transfer of Control"), the acquiring or successor corporation may assume or substitute substantially equivalent awards for the awards outstanding. To the extent awards are not assumed or substituted for, they will vest in full prior to the Transfer of Control. To the extent options are not assumed, substituted for or exercised prior to the Transfer of Control, they will terminate.

  1995 Employee Stock Purchase Plan

     The Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase by eligible employees of shares of the Company's Common Stock. The Purchase Plan was adopted by the Board of Directors in October 1995 and approved by the stockholders in November 1995. A total of 300,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of the Company or any subsidiary of the Company designated by the Board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The Purchase Plan is implemented during concurrent 24-month offering periods, each of which is divided into four consecutive six month purchase periods, subject to change by the Board of Directors. Offering periods generally begin on January 1 and July 1 of each year. The initial offering period commenced at the time of the Company's initial public offering and will end on November 30, 1997. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation. Shares are purchased on the last day of each purchase period. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company's Common Stock on the first day of the offering period or the last day of the purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. In addition, participants generally may not purchase stock having a value (measured at the beginning of the offering period) greater than $12,500 in any purchase period, except the first offering period, during which an employee may purchase stock having a value of up to $25,000.

  Executive Bonus Program

     Certain officers and employees of the Company are eligible to receive quarterly bonus compensation under an Executive Bonus Program maintained by the Company. Bonus compensation payments under the Executive Bonus Program are based on attainment of sales revenue and profitability targets during the fiscal year to date, and are keyed to each eligible employee's base salary. Bonuses paid under the Executive Bonus Program totaled approximately $808,654 in fiscal 1996. The financial performance targets on which bonus payments are based are set on an annual basis by the Company's Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of CKS consists of Messrs. Lamond and Linsky. Mr. Lamond is the father-in-law of Mark D. Kvamme, the Company's Chairman, President and Chief Executive Officer. Mr. Linsky is a Senior Vice President of IPG.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                                   PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending November 30, 1997. If the stockholders do not ratify the appointment of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

RECOMMENDATION

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

INTRODUCTION

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, and establishes the compensation plans and specific compensation levels for executive officers. The Committee strives to ensure that the Company's executive compensation programs will enable the Company to attract and retain key people and motivate them to achieve or exceed certain key objectives of the Company by making individual compensation directly dependent on the Company's achievement of certain financial goals, such as profitability and asset management and by providing rewards for exceeding those goals.

COMPENSATION PROGRAMS

     Base Salary. The Committee establishes base salaries for executive officers, normally within ten percent of the average paid for comparable positions at other similarly sized companies as set forth in national and local compensation surveys. Base pay increases vary according to individual contributions to the Company's success and comparisons to similar positions within the Company and at other comparable companies.

     Bonus Plans. Each executive officer is eligible to participate in the Company's Executive Bonus Program which provides for the payment of a quarterly bonus determined by a formula based on improvements of sales revenue and profitability over preset threshold levels for the executive officer's operating group or business unit, and for the Company as a whole. (See "Executive Compensation -- Benefit Plans.")

     Stock Options. The Committee believes that stock options provide additional incentive to officers to work towards maximizing stockholder value. The Committee views stock options as one of the more important components of the Company's long-term, performance-based compensation philosophy. These options are provided through initial grants at or near the date of hire and through subsequent periodic grants. Options granted by the Company to its executive officers and other employees have exercise prices equal to the fair market value at the time of grant. Stock options generally vest over a four year period. The initial option grant is designed to be competitive with those of comparable companies for the level of the job that the executive holds and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company's stock price over time. Periodic additional stock options within the comparable range for the job are granted to reflect the executives ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company's financial goals.

     Option Repricing. In November 1996, the Compensation Committee authorized the reduction of the exercise price under options granted to employees, including executives, which had an exercise price higher than the current market price of the Company's Common Stock at the time of the repricing ($20.00). The options granted to employees were designed to provide incentive to the employees to work to achieve long term success for the Company. The decline in the market price of the Company's Common Stock since the date the options were granted frustrated the purpose of the options and the Committee deemed it to be in the best interests of the Company to allow the amendment of the options to reduce the exercise price to the market price at the time of the reissue. All repriced options are subject to a six-month prohibition on exercise beginning on the date of the repricing. The other terms of such options remained unchanged.

     Other. In addition to the foregoing, officers participate in compensation plans available to all employees, such as a quarterly profit sharing plan and participation in both the Company's 401(k) retirement plan and employee stock purchase plan. See "Executive Compensation -- Benefit Plans."

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to survey data, include the Company's operating and financial performance, as well as his leadership and establishment and implementation of strategic direction for the Company.

                                          THE COMPENSATION COMMITTEE

                                          Pierre R. Lamond
                                          Barry R. Linsky

Dated: March 4, 1997

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the S&P 500 Index and the Dow Jones Technology Index since inception of trading of the Company's Common Stock on the Nasdaq National Market on December 14, 1995 through January 31, 1997. The total stockholder return assumes $100 invested at the beginning of the period in Common Stock of the Company, the S&P 500 Index, and the Dow Jones Technology Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.


              CKS GROUP, INC.      S&P 500 INDEX      DOW JONES TECHNOLOGY INDEX
12/14/95           100.00             100.00                  100.00
Dec-95             229.41              99.84                   99.98
Jan-96             211.76             103.10                  102.63
Feb-96             195.59             103.81                  106.79
Mar-96             150.00             104.63                  103.41
Apr-96             183.82             106.04                  109.77
May-96             227.21             108.46                  112.76
Jun-96             189.71             108.99                  109.55
Jul-96             157.35             103.73                  103.18
Aug-96             158.82             105.68                  106.90
Sep-96             138.97             111.41                  116.48
Oct-96             113.97             114.32                  116.30
Nov-96             122.06             122.71                  130.23
Dec-96             163.97             120.07                  143.65
Jan-97             182.35             127.43                  157.33

                               OTHER INFORMATION

                              CERTAIN TRANSACTIONS

  Relationship with The Interpublic Group of Companies, Inc.

     On January 13, 1995, CKS, certain stockholders of CKS (the "Participating Stockholders") and IPG entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which IPG purchased 739,437 shares of CKS Series A Common Stock from the Company and 2,375,000 shares of CKS Common Stock from the Participating Stockholders. Barry R. Linsky, a Senior Vice President of IPG, serves on the Board of Directors of the Company. The Participating Stockholders included Mark D. Kvamme, Chairman and Chief Executive Officer of the Company, Thomas K. Suiter, President, CKS Partners and a director of the Company, and William T. Cleary, who was then an executive officer and a director of the Company.

     Pursuant to the Purchase Agreement, IPG further agreed to pay the Participating Stockholders an aggregate of up to $1.5 million at the end of each of the 1995 and 1996 fiscal years, conditioned upon the attainment of certain financial performance benchmarks. In accordance with this provision, IPG in February 1996 made a payment of $1,500,000 to the Participating Stockholders. In February 1996, IPG also made an additional payment of $1,500,000 to the Participating Stockholders, in full satisfaction of its remaining obligations under the Purchase Agreement.

     Pursuant to the Purchase Agreement, IPG received a right to purchase, immediately prior to the Company's initial public offering, such amount of additional shares of CKS Series A Common Stock as would bring its total percentage ownership of CKS to 37%, at a purchase price per share equal to 66.7% of the estimated offering price to the public, as measured by the midpoint price of a valuation range supplied by the managing underwriter of the Company's initial public offering. CKS further agreed, for so long as IPG's ownership in the Company remained at 20% or higher, not to accept any new broadcast, print or interactive media advertising business that is competitive with the core businesses of certain major clients of IPG. This restriction terminated in June 1996. IPG was also granted certain other protective rights, all of which terminated upon consummation of the Company's initial public offering ("IPO").

     On January 27, 1995, CKS, IPG and the Participating Stockholders entered into several additional agreements in connection with the Purchase Agreement, including a Shareholder Rights Agreement pursuant to which CKS agreed to grant IPG and all other CKS stockholders certain registration rights with respect to the CKS stock held by them, and to grant IPG a right of first refusal to purchase a pro rata portion of certain new issuances of stock by the Company (which terminated upon the IPO), and IPG agreed to limit its ownership of CKS capital stock to no more than 37% of all outstanding voting shares of CKS, and to vote its shares for election of the slate of nominees for the Board of Directors of the Company selected by the Company, provided that such slate includes a nominee selected by IPG.

     On January 27, 1995, the Company and IPG also entered into a Management Service Agreement, pursuant which IPG agreed to provide the Company with certain management and consulting services. In consideration for the services to be provided by IPG under the Management Service Agreement, the Company agreed to pay IPG a fee equal to 1% of the Company's annual gross margin, up to a maximum of $500,000 per year, payable on a quarterly basis. In addition, the Company agreed to reimburse IPG for all out-of-pocket expenses incurred by IPG in connection with services performed under the Management Service Agreement. The Company's obligation to pay IPG a fee pursuant to the Management Services Agreement terminated upon the closing of the IPO in December 1995.

  Certain Professional Services Accounts

     Since January 1995, the Company has provided certain creative design and production services to the McCann-Erickson Worldwide advertising agency ("McCann"). For the fiscal year ended November 30, 1996, the Company invoiced McCann a total of $97,865 for such services. McCann is a subsidiary of IPG.

     The Company has performed certain advertising and marketing services on behalf of C-Cube Microsystems. The Company billed C-Cube a total of $90,553 during the 1996 fiscal year. Alexandre Balkanski is a member of the Company's Board of Directors and President, Chief Executive Officer and a member of the Board of Directors of C-Cube.

     The Company has performed certain advertising and marketing services on behalf of Starwave Corporation. The Company billed Starwave a total of $298,765 during the 1996 fiscal year. Michael B. Slade is a member of the Company's Board of Directors and President, Chief Executive Officer and a member of the Board of Directors of Starwave.

     The Company has performed certain advertising and marketing services on behalf of Prudential Insurance Company of America. The Company billed Prudential a total of $1,146,482 during the 1996 fiscal year. Prudential is a stockholder of the Company.

     The Company believes that the compensation received for services performed on behalf of McCann, C-Cube, Starwave and Prudential was no less favorable than would be obtained for similar services provided to unrelated third parties. Any future transactions between the Company and its executive officers, directors and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested members of the Company's Board of Directors.

  Indemnification Agreements

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: March 4, 1997

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ----------------------------------------------

                                CKS GROUP, INC.
                 PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 1997

        The undersigned stockholder of CKS Group, Inc. (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1997 Annual Meeting of Stockholders of the Company to be held on Wednesday, April 23, 1997 at 10:00 a.m., local time, at the Palo Alto
Holiday Inn Hotel, 625 El Camino Real, Palo Alto, California, and hereby revokes all previous proxies and appoints Mark D. Kvamme and Carlton H. Baab, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

1.      Election of Directors

        / / FOR all of the nominees listed below (except as indicated)

        / / WITHHOLD authority to vote for all of the nominees listed below.

     IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
          STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

        ALEXANDRE BALKANSKI; BARRY R. LINSKY; MICHAEL B. SLADE

2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending November 30, 1997.

                  / / FOR        / / AGAINST       / / ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

                                (Continued and to be signed on the reverse side)

                                        Dated __________________, 1997

                                        Signature: ____________________________

                                        Signature: ____________________________

                                        I Plan to attend the meeting:  / /

(THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY EACH STOCKHOLDER EXACTLY AS SUCH STOCKHOLDER'S NAME APPEARS HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. A CORPORATION IS REQUESTED TO SIGN ITS NAME BY ITS PRESIDENT OR OTHER AUTHORIZED OFFICER, WITH THE OFFICE HELD DESIGNATED. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH HOLDERS SHOULD SIGN.)

     TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN
           AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.